CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 24, 2013, relating to the financial statements and financial highlights, which appear in the May 31, 2013 Annual Report to Shareholders of Columbia Dividend Income Fund, Columbia High Yield Municipal Fund, and Columbia Risk Allocation Fund (three of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 26, 2013